Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS FOR THE 2025 THIRD QUARTER

OKLAHOMA CITY, Oklahoma—October 29, 2025—LSB Industries, Inc. (NYSE: LXU) (“LSB,” “we,” “us,” “our,” or the “Company”) today announced results for the third quarter ended September 30, 2025.

Third Quarter 2025 Results and Recent Highlights

•
Net sales of $155.4 million compared to $109.2 million in the third quarter of 2024
•
Net income of $7.1 million compared to a net loss of $25.4 million in the third quarter of 2024
•
Diluted EPS of $0.10 compared to $(0.35) for the third quarter of 2024
•
Adjusted EBITDA(1) of $40.1 million compared to $17.5 million in the third quarter of 2024
•
Total cash, cash equivalents and short-term investments of approximately $152.0 million and total debt of $448.4 million as of September 30, 2025

“The third quarter presented a strong market backdrop, and we delivered solid results with clear momentum in several key areas,” stated Mark Behrman, LSB Industries' Chairman & Chief Executive Officer. “We’re encouraged with our progress and remain confident in our ability to build on this foundation while continuing to address opportunities for improvement. We’ve generated solid free cash flow so far this year and we are well positioned to continue investing in the business, strengthening our balance sheet, and creating long-term value for shareholders.”

“Our markets remain robust. Sustained strength in gold and copper pricing boosted mining activity worldwide. The uptick in mining translates directly into increased demand for explosives. We are well positioned to support customers responding to stronger commodity prices. Increased methylene diphenyl diisocyanate (MDI) production in the U.S., supported by tariffs and proposed anti-dumping duties on imported MDI is increasing demand for nitric acid. Fertilizer markets remain strong. Market pricing for ammonia, UAN and other ammonia derivative fertilizer products continue to be supported by tight global supply and lower than normal distribution channel inventory levels locally. We expect these favorable dynamics to continue in the fourth quarter with continued industrial demand and a normal fall application season. We believe we are well positioned as we head into 2026.”

(1)
Adjusted EBITDA and EBITDA are non-GAAP financial measures. Please see the discussion below under the heading “Non-GAAP Reconciliations” and the reconciliations at the end of this release for additional information concerning these and other non-GAAP financial measures.

Market Outlook

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Our industrial business remains consistent, reflecting:
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Robust demand for nitric acid domestically supported by tariffs and proposed anti-dumping duties on imports of MDI
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Demand for ammonium nitrate (AN) for use in commercial mining explosives is robust across all commodities, particularly metals, with copper and gold in limited supply globally
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Demand for AN for explosives is also benefiting from quarrying/aggregate production for infrastructure upgrade and expansion
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Our ammonia market is healthy, and pricing remains at attractive levels driven by:
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Supply disruptions from the Middle East
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Higher cost of production in Europe
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Continued delays in startup of new production capacity in the U.S.
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UAN pricing has strengthened due to:
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Steady exports, lower imports and strong demand, resulting in tight U.S. supply fundamentals and below average distribution channel inventory levels throughout the U.S. expected to remain into 2026
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Updraft from strong urea market resulting from robust global demand
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Corn market dynamics supportive of strong fertilizer demand:
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USDA's recent revision of U.S. Spring planting season to approximately 98 million planted acres of corn, up 9% from 2024 is not expected to hinder demand for fall program, which remains subject to seasonal weather outcomes
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Outlook for U.S. corn calls for a small increase in stocks to use on strong 2025 plantings and harvest expectations
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We expect to see a reduction in planted acres in 2026 closer to recent averages of 91-93 million acres underpinning nitrogen fertilizer demand levels in line with recent years

Low Carbon Ammonia Project Summary

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El Dorado Carbon Capture and Sequestration (CCS) Project with Lapis Carbon Solutions
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Expect to capture and sequester between 400,000 and 500,000 metric tons of CO2 per year, which would reduce our Scope 1 emissions by 25%, yielding between 305,000 and 380,000 metric tons per year of low carbon ammonia
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Awaiting EPA approval of Class VI permit application to commence construction
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Completed stratigraphic well in June to provide data to support EPA in review of Class VI application
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Expect to begin operations by the end of 2026

Third Quarter Results Overview

	Three Months Ended September 30,
	2025	2024	% Change
Product Sales	(In Thousands)
AN & Nitric Acid	$57,522	$47,981	20%
Urea ammonium nitrate (UAN)	51,423	25,303	103%
Ammonia	37,072	28,490	30%
Other	9,414	7,443	26%
Total net sales	$155,431	$109,217

Comparison of Third Quarter of 2025 to 2024:

•
Higher selling prices combined with increased volumes resulted in higher net sales for the period. Sales volumes were higher as a result of higher operating rates combined with no planned turnaround activity in 2025 as compared to the third quarter of 2024.

The following tables provide key sales metrics for our products:

	Three Months Ended September 30,
Key Product Volumes (short tons sold)	2025	2024	% Change
AN & Nitric Acid	159,662	127,139	26%
Urea ammonium nitrate (UAN)	134,634	95,468	41%
Ammonia	86,322	68,497	26%
	380,618	291,104	31%

Average Selling Prices (price per short ton) (A)
AN & Nitric Acid	$307	$308	(0)%
Urea ammonium nitrate (UAN)	$333	$222	50%
Ammonia	$400	$387	3%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons. Please see the discussion below under the heading “Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation” and the reconciliations at the end of this release for additional information concerning this financial measure.

	Three Months Ended September 30,
Average Benchmark Prices (price per ton)	2025	2024	% Change
Tampa Ammonia Benchmark	$491	$485	1%
NOLA UAN	$336	$204	65%

	Three Months Ended September 30,
	2025	2024	% Change
Input Costs
Average natural gas cost/MMBtu in cost of materials and other	$3.10	$2.40	29%
Average natural gas cost/MMBtu used in production	$3.08	$2.17	42%

Conference Call

LSB’s management will host a conference call on Thursday, October 30, 2025 at 10:00 am ET / 9:00 am CT to discuss third quarter 2025 results and recent corporate developments. Participating in the call will be Chairman & Chief Executive Officer, Mark Behrman, Executive Vice President & Chief Financial Officer, Cheryl Maguire and Executive Vice President & Chief Commercial Officer, Damien Renwick. Interested parties may participate in the call by dialing (877) 407-6176 / (201) 689-8451. Please dial in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.

A webcast of the call, along with a slide presentation that coincides with management’s prepared remarks, will be available in the Investors section of LSB’s website, at www.lsbindustries.com. The webcast can be found under Events & Presentations. If you are unable to listen to the live call, the conference call webcast will be archived on LSB’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, is committed to playing a leadership role in the production of low and no carbon products that build, feed and power the world. The LSB team is dedicated to building a culture of excellence in customer experiences as we currently deliver essential products across the agricultural and industrial end markets and, in the future, the energy markets. The company manufactures ammonia and ammonia-related products at facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma and operates a facility for a global chemical company in Baytown, Texas. Additional information about LSB can be found on our website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, include, but are not limited to, statements regarding: our business strategy; anticipated future operating results and operating expenses, cash flows, capital resources and liquidity; trends, opportunities and risks affecting our business, industry and financial results; our ability to successfully leverage our existing business platform and portfolio of assets to produce low carbon products; the impact of trade policy on our business; the availability of raw materials; production volumes at our production facilities; and the anticipated cost and timing of our capital projects, including turnarounds. Forward-looking statements can generally be identified by words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “will,” “may,” “plan,” “potential,” “should,” “would,” and similar words or phrases, as well as by discussions of strategy, plans or intentions. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties relate to, but are not limited to, business and market disruptions; market conditions and price volatility for our products and feedstocks; global and regional economic downturns that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities; increased competitive pressures; our ability to fund the working capital and expansion of our businesses; recruiting and retaining skilled and qualified personnel; our ability to obtain necessary raw materials and purchased components; material increases in cost of raw materials; obtaining and maintaining necessary permits; and other financial, economic, competitive, environmental, political, legal and regulatory factors, including tariffs. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission, including but not limited to our most recent Annual Report on Form 10-K.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Investors@lsbindustries.com David Kimmel, Director of Communications (405) 815-4645 dkimmel@lsbindustries.com

LSB Industries, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In Thousands, Except Per Share Amounts)
Net sales	$155,431	$109,217	$450,159	$387,494
Cost of sales	129,888	117,162	387,059	345,746
Gross profit (loss)	25,543	(7,945)	63,100	41,748

Selling, general and administrative expense	10,333	10,042	30,330	31,883
Other (income) expense, net	(419)	6,436	2,180	8,625
Operating income (loss)	15,629	(24,423)	30,590	1,240

Interest expense, net	7,363	8,115	23,313	26,229
Loss (gain) on extinguishment of debt	—	—	59	(3,013)
Non-operating other income, net	(1,385)	(2,674)	(4,600)	(9,143)
Income (loss) before income taxes	9,651	(29,864)	11,818	(12,833)
Provision (benefit) for income taxes	2,536	(4,482)	3,337	(2,629)
Net income (loss)	$7,115	$(25,382)	$8,481	$(10,204)

Net income (loss) per common share:
Basic:
Net income (loss)	$0.10	$(0.35)	$0.12	$(0.14)

Diluted:
Net income (loss)	$0.10	$(0.35)	$0.12	$(0.14)

LSB Industries, Inc.

Consolidated Balance Sheets

(Information at September 30, 2025 is unaudited)

	September 30, 2025	December 31, 2024
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$27,951	$20,230
Short-term investments	124,015	163,971
Accounts receivable	47,029	39,083
Allowance for doubtful accounts	(384)	(323)
Accounts receivable, net	46,645	38,760
Inventories:
Finished goods	18,391	22,382
Raw materials	1,408	2,519
Total inventories	19,799	24,901
Supplies, prepaid items and other:
Prepaid insurance	1,704	14,345
Precious metals	12,143	11,596
Supplies	33,163	31,995
Other	2,349	3,916
Total supplies, prepaid items and other	49,359	61,852

Current assets held for sale	2,851	—
Total current assets	270,620	309,714

Property, plant and equipment, net	833,252	847,570

Other assets:
Operating lease assets	44,444	28,727
Intangible and other assets, net	1,232	1,177
Total other assets	45,676	29,904

Total assets	$1,149,548	$1,187,188

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

(Information at September 30, 2025 is unaudited)

	September 30, 2025	December 31, 2024
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$59,994	$83,498
Short-term financing	1,384	12,146
Accrued and other liabilities	33,107	30,874
Current portion of long-term debt	817	9,116
Total current liabilities	95,302	135,634

Long-term debt, net	447,582	476,163

Noncurrent operating lease liabilities	36,579	21,387

Other noncurrent accrued and other liabilities	456	456

Deferred income taxes	65,020	61,908

Stockholders' equity:
Common stock, $.10 par value per share; 150 million shares authorized, 91.2 million shares issued	9,117	9,117
Capital in excess of par value	505,072	504,578
Retained earnings	216,143	207,662
	730,332	721,357
Less treasury stock, at cost:
Common stock, 19.2 million shares (19.5 million shares at December 31, 2024)	225,723	229,717
Total stockholders' equity	504,609	491,640
Total liabilities and stockholders’ equity	$1,149,548	$1,187,188

Non-GAAP Reconciliations

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present certain non-GAAP financial measures in this press release and on the related teleconference call.

EBITDA and Adjusted EBITDA Reconciliation

Management uses EBITDA and adjusted EBITDA as supplemental measures to review and assess the performance of our core business operations and for planning purposes. EBITDA is defined as net income (loss) plus interest expense and interest income, net, less gain on extinguishment of debt, plus depreciation and amortization (“D&A”) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of non-cash stock-based compensation, one time/non-cash or non-operating items, such as, one-time income or fees, loss (gain) on sale of a business and/or other property and equipment, certain fair market value (“FMV”) adjustments, and consulting costs associated with reliability and purchasing initiatives. We historically have performed turnaround activities on an annual basis; however, we have moved towards extending turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated.

Non-GAAP Reconciliations (continued)

LSB Consolidated	Three Months Ended September 30,
	2025	2024
	($ In Thousands)
Net (loss) income	$7,115	$(25,382)
Plus:
Interest expense and interest income, net	5,977	5,401
Depreciation and amortization	19,423	16,693
Provision for income taxes	2,536	(4,482)
EBITDA	$35,051	$(7,770)

Stock-based compensation	1,719	1,550
Restructuring costs	1,063	—
Legal Fees & Settlements - Specific Matters	485	1,385
Loss on write down of assets	433	5,639
Turnaround costs	1,087	16,284
Growth Initiatives	263	376
Adjusted EBITDA	$40,101	$17,464

Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation

The following table provides a reconciliation of total identified net sales as reported under GAAP in our condensed consolidated financial statements reconciled to netback sales which is calculated as net sales less freight and other non-netback costs. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended September 30,
	2025	2024
	(In Thousands)
Ammonia, AN, Nitric Acid, UAN net sales	$146,017	$101,774

Less freight and other	17,690	14,943

Ammonia, AN, Nitric Acid, UAN netback sales	$128,327	$86,831